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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 17, 1997



                           STEWART ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

            LOUISIANA                0-19508                 72-0693290
   (State or other jurisdiction    (Commission            (I.R.S. Employer
        of incorporation)          File Number)         Identification No.)



                        110 Veterans Memorial Boulevard
                           Metairie, Louisiana  70005
              (Address of principal executive offices) (Zip Code)



                                 (504) 837-5880
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)


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Item 5.  Other Events

      On December 17, 1997, the Company issued the following press release for the quarter and year ended October 31, 1997.


CONTACT:  Ronald H. Patron
          Stewart Enterprises, Inc.
          110 Veterans Blvd.
          Metairie, LA 70005
          504/837-5880

                                          FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS FOURTH QUARTER AND YEAR-END RESULTS
-  FISCAL  YEAR  1997 EARNINGS INCREASE 39%, EARNINGS PER SHARE
INCREASE 30%

Metairie, Louisiana, December 17, 1997. . . Stewart Enterprises, Inc. (Nasdaq NMS:STEI) today announced fiscal year 1997 results, highlighted by a 39% increase in earnings, to $69.7 million, and a 30% increase in earnings per share to $1.57, before the cumulative effect of changes in accounting principles reported earlier this year, compared to fiscal year 1996 net earnings and earnings per share of $50.0 million and $1.21, respectively, presented on a pro forma basis to reflect the changes in accounting methods. The cumulative effect of the changes in accounting principles resulted in a $2.3 million, or $.05 per share, charge to earnings for the fiscal year ended October 31, 1997. Revenues increased 23%, to $532.6 million from $432.3 million on a pro forma basis for fiscal year 1996.

Excluding the effect of the accounting changes, net earnings for the year increased 29% to $66.4 million, and earnings per share increased 21%, to $1.50, from the $51.3 million and $1.24, respectively, previously reported for fiscal year 1996.

Fiscal year 1997 per-share performance reflects a 7% increase in the weighted average number of shares outstanding, from 41.4 million to 44.4 million, due principally to the Company's equity offering completed in June 1997.

For the current quarter, net earnings increased 59% to $18.4 million, and earnings per share increased 36% to $.38, from $11.6 million and $.28, respectively, presented on a pro forma basis for the corresponding period in fiscal year 1996. For the same period, revenues increased 28%, to $142.2 million from $111.1 million on a pro forma basis for the comparable period last fiscal year.

Excluding the effect of the accounting changes, net earnings for the current quarter increased 38% to $17.3 million, and earnings per share increased 20%, to $.36, from the $12.5 million and $.30, respectively, previously reported for the fourth quarter of fiscal year 1996.

Fourth quarter per-share performance reflects a 17% increase in the weighted average number of shares outstanding, from 41.7 million to 48.6 million, due principally to the Company's recent equity offering.

FISCAL   YEAR   1997  MARKED   BY   RECORD-BREAKING   FINANCIAL
---------------------------------------------------------------
PERFORMANCE AND OTHER MILESTONES
--------------------------------
Joseph P. Henican, III, Chief Executive Officer, commented, "Fiscal year 1997 has been a very exciting year for Stewart Enterprises. We posted a 30% increase in EPS growth over fiscal year 1996 levels. Our revenues exceeded half a billion dollars, nearly triple the amount recognized just five years ago. As of October 31, 1997, our stock price appreciated more than 21% since the end of fiscal year 1996, and our total market capitalization exceeded $2.5 billion."

Mr. Henican continued, "We completed our first public debt offering, issuing $100 million of 7-year notes at attractive rates with investment grade ratings, we increased our revolving credit facility to $600 million, and we completed our fifth, and largest, equity offering, generating nearly $211 million in net proceeds. In each of these transactions, we were favorably received by the financial community. Later in the year, we were selected for inclusion in the S&P MidCap 400 and Nasdaq-100 Indices, two key barometers of stock market activity."

"The common thread that ties all of these events together is the dedication and commitment of every employee of Stewart Enterprises. It is only through the coordinated efforts of these 9,000 individuals that results like these have been possible, and it is this team that will lead Stewart Enterprises into the next millennium."

MARGINS  EXPAND NEARLY 300 BASIS  POINTS;  114  NEW  BUSINESSES
---------------------------------------------------------------
ADDED FOR $185 MILLION
----------------------
William E. Rowe, President and Chief Operating Officer, stated, "Once again, we are pleased to report another fine financial performance, highlighted by significant gross and operating margin expansion. Including the effects of our recent accounting changes, our gross margin for the current fiscal year expanded 270 basis points, to 29.5%, and our operating margin increased 310 basis points to 26.6%, from 26.8% and 23.5%, respectively, on a pro forma basis for fiscal year 1996. This performance reflects our continued focus on improving the performance of our core businesses and the maturation of recent acquisitions, including our strategy of controlling costs by negotiating favorable contracts with major suppliers."

Mr. Rowe commented further, "During fiscal year 1997, we acquired 114 businesses for an aggregate purchase price of approximately $185 million, and we entered the states of New Mexico, Oklahoma and Washington in the United States. During the fiscal year, we also entered the continent of Europe, with the acquisition of 18 funeral homes in Spain and Portugal.

Domestically, we have added another 38 properties to our West Coast operations, including the acquisition in March of this year of the Sentinel Cremation Societies, a premier alternative services firm. We expanded our presence in Australia and New Zealand with 19 new businesses there, and we enhanced our existing clusters in Florida with 14 new businesses there. Earlier this year, we announced the expansion of our Corporate Development team with the addition of seasoned industry professionals to assist in our domestic expansion and to create a corporate development team in Europe."

"During fiscal year 1997, we were especially pleased to have been selected by the Archdiocese of Los Angeles to build funeral homes on six of their cemeteries. This alliance will enable us to assist the Archdiocese in serving the Catholic community, and it provides us with an innovative internal growth strategy."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in North America, currently owning and operating 406 funeral homes and 130 cemeteries in North America, Europe and the Pacific Rim.

---------------------------------------------------------------
Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors including the following: the Company's ability to sustain recent levels of acquisition activity and enter new markets; the economy, death rate and competition in the Company's markets; financial market conditions, including stock and bond prices and interest rates; the Company's ability to achieve economies of scale and manage growth; and the performance of acquired businesses. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended July 31, 1997. The Company assumes no obligation to update information contained herein.
---------------------------------------------------------------
                             #####


                  STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                (Dollars in thousands, except per share amounts)


                                            Three Months Ended October 31,
                                          ----------------------------------
                                             1997       1996         1996
                                          ---------   --------    ----------
Revenues:                                          (Pro Forma)(1)(As Reported)
   Funeral                                $ 80,110    $ 58,897    $ 60,487
   Cemetery                                 62,096      52,237      52,786
                                          ---------   ---------   ---------
      Total revenues                       142,206     111,134     113,273
                                          ---------   ---------   ---------
Costs and expenses:
   Funeral                                  56,080      41,612      41,612
   Cemetery                                 44,617      41,145      41,588
                                          ---------   ---------   ---------
      Total costs and expenses             100,697      82,757      83,200
                                          ---------   ---------   ---------
   Gross profit                             41,509      28,377      30,073
Corporate general and administrative
 expenses                                    4,943       4,947       4,947
                                          ---------   ---------   ---------
   Operating earnings                       36,566      23,430      25,126
Interest expense                            (8,866)     (7,471)     (7,471)
Investment and other income                    416       2,300       2,300
                                          ---------   ---------   ---------
   Earnings before income taxes             28,116      18,259      19,955
Income taxes                                 9,700       6,662       7,483
                                          ---------   ---------   ---------
   Net earnings                           $ 18,416    $ 11,597    $ 12,472
                                          =========   =========   =========
Earnings per common share                 $   0.38    $   0.28    $   0.30
                                          =========   =========   =========
Weighted average common
 shares outstanding (in thousands)          48,644      41,694      41,694
                                          =========   =========   =========
Dividends per common share                $   0.02                $   0.02
                                          =========               =========

(1) Reflects changes in the Company's accounting methods, effective November 1, 1996



                 STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF EARNINGS

              (Dollars in thousands, except per share amounts)


                                                Year Ended October 31,
                                         -----------------------------------
                                            1997        1996         1996
                                         ---------- ----------- ------------
Revenues:                                         (Pro Forma)(1)(As Reported)
   Funeral                                $291,649    $219,134    $225,461
   Cemetery                                240,937     213,120     207,926
                                         ---------- ----------- ------------
      Total revenues                       532,586     432,254     433,387
                                         ---------- ----------- ------------
Costs and expenses:
   Funeral                                 202,414     153,222     153,222
   Cemetery                                173,000     163,351     162,047
                                         ---------- ----------- ------------
      Total costs and expenses             375,414     316,573     315,269
                                         ---------- ----------- ------------
   Gross profit                            157,172     115,681     118,118
Corporate general and administrative
 expenses                                   15,402      14,096      14,096
                                         ---------- ----------- ------------
   Operating earnings                      141,770     101,585     104,022
Interest expense                           (38,031)    (26,051)    (26,051)
Investment and other income                  2,738       4,104       4,104
                                         ---------- ----------- ------------
   Earnings before income taxes and
      cumulative effect of change in
      accounting principles                106,477      79,638      82,075
Income taxes                                36,735      29,679      30,778
                                         ---------- ----------- ------------
   Earnings before cumulative effect
      of change in accounting principals    69,742      49,959      51,297
Cumulative effect of change in
   accounting principles, net of a
   $2,230 income tax benefit                (2,324)        -           -
                                         ---------- ----------- ------------
   Net earnings                           $ 67,418    $ 49,959    $ 51,297
                                         ========== =========== ============
Earnings per common share:
   Earnings before cumulative effect
      of change in accounting principles  $   1.57    $   1.21    $   1.24
   Cumulative effect of change
      in accounting priciples                (0.05)        -           -
                                         ---------- ----------- ------------
   Net earnings                           $   1.52    $   1.21    $   1.24
                                         ========== =========== ============
Weighted average common shares
   outstanding (in thousands)               44,389      41,410      41,410
                                         ========== =========== ============
Dividends per common share                $   0.08                $  0.066
                                         ==========             ============

(1) Reflects changes in the Company's accounting methods, effective November 1, 1996



                                  SIGNATURE




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          STEWART ENTERPRISES, INC.




December 18, 1997                         /s/  KENNETH C. BUDDE
                                          --------------------------------
                                          Kenneth C. Budde
                                          Senior Vice President-Finance
                                          Secretary and Treasurer
                                          (Principal Accounting Officer)